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                                                                      Exhibit 99
                                  NEWS RELEASE

FOR IMMEDIATE RELEASE                      Contact: Susan J. Campbell
(AS OF APRIL 5, 1999)                               610-992-7425

           NOVACARE ANNOUNCES SALE OF ORTHOTICS & PROSTHETICS BUSINESS

          NOVACARE EMPLOYEE SERVICES TO EXPLORE STRATEGIC ALTERNATIVES

KING OF PRUSSIA, Pa., -- NovaCare, Inc. (NYSE:NOV), a leading national provider of rehabilitation and employee services, announced today a definitive agreement to sell its orthotic and prosthetic services business to Hanger Orthopedic Group, Inc. (NYSE:HGR), Bethesda, MD. Under the terms of the agreement, Hanger will pay NovaCare total consideration of approximately $455 million, including approximately $417 million of cash and the assumption of seller notes (expected to be approximately $38 million at closing).

         "We are very pleased with this transaction," said Timothy E. Foster, NovaCare's chief executive officer. "NovaCare will realize a substantial gain. Our employees will be joining a company with a long-term commitment to the orthotics and prosthetics industry, with significant national presence, and able to take advantage of economies of scale and national contracting opportunities.

         "Proceeds of the transaction will be sufficient to entirely retire bank debt," said Foster.

         The transaction is subject to certain regulatory approvals and a U.S. Justice Department review under the Hart-Scott-Rodino Act and is expected to close during NovaCare's fiscal fourth quarter.

         NovaCare also announced that its subsidiary, NovaCare Employee Services, Inc. (Nasdaq:NCES) is evaluating strategic alternatives, including the sale of the company. NovaCare, Inc. owns approximately 71 percent of the stock in NovaCare Employee Services.

         "We believe the proceeds from the sale of our orthotics and prosthetics business and the unlocking of value in NovaCare Employee Services will contribute substantially to resolving NovaCare's capital structure issue."

                                    - more -

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         Warburg Dillon Read and Wasserstein, Perella & Company, Inc. acted as
NovaCare's advisors on the transaction. BT Alex. Brown Inc. acted as financial advisors to Hanger Orthopedic Group.

         NOVACARE, INC. is a national leader in physical rehabilitation services and employee services.

                              CAUTIONARY STATEMENT

         Except for historical information, matters discussed above including, but not limited to, statements concerning future growth, are forward-looking statements that are based on management's estimates, assumptions and projections. Important factors that could cause results to differ materially from those expected by management include reimbursement system changes, including customer response to the change from cost-based reimbursement to fee schedules and per diem payments, the productivity of clinicians, pricing of payer contracts, management retention and development, management's success in integrating acquired businesses and in developing and introducing new products and lines of business, the ability of the Company, its customers and suppliers to complete assessment, testing and remediation of Year 2000 issues, the ability of the Company to improve its cash flow from operations, adverse Internal Revenue Service rulings with respect to the employer status of employee services businesses and the Company's ability to implement the employee services business model.

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